EXHIBIT 5.1

Barrett & McNagny LLP

215 East Berry Street

Fort Wayne, Indiana 46802

August 1, 2012

Symmetry Medical Inc.

3724 North State Road 15

Warsaw, Indiana 46582

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Symmetry Medical Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering 1,710,000 shares of the Company’s Common Stock, par value $0.0001 (the “Shares”), reserved for issuance pursuant to the Company’s Amendment No. 3 to the Amended and Restated 2004 Equity Incentive Plan (including Amendment No. 2 approved by the Board on March 18, 2012, and by the Shareholders on April 27, 2012, and Amendment No. 3 approved by the Board on April 12, 2012) (the “2004 Plan”).

In connection with this opinion, we have examined the Registration Statement, the Company’s articles of incorporation and by-laws, each as amended to date, the 2004 Plan, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when issued in accordance with the terms of the 2004 Plan and the contemplated grants and awards thereunder, as applicable, when sold and issued in accordance with the terms of the 2004 Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

BARRETT & McNAGNY LLP

/s/ Samuel J. Talarico, Jr.

Samuel J. Talarico, Jr.